                                                                    EXHIBIT 10.2

                         MANAGEMENT CONSULTING AGREEMENT

         This Management Consulting Agreement (the "AGREEMENT") is made as of the 5th day of June, 2002, by and among o2wireless Solutions, Inc., a Georgia corporation (the "COMPANY"), Baran Group, Ltd., a corporation organized under the laws of Israel ("PARENT"), and Baran Acquisition Sub, Inc., a Georgia corporation and a direct wholly owned subsidiary of Parent ("MERGER SUB").

                                    RECITALS

         The Company, Parent and Baran Acquisition Sub, Inc., a Georgia corporation ("MERGER SUB"), have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") dated June 5, 2002 pursuant to which the Company will merge with and into the Merger Sub. The parties also have entered into a Working Capital Loan Agreement of even date herewith (the "LOAN AGREEMENT"), pursuant to which Parent has agreed to lend certain sums to the Company to be used for working capital purposes. A condition to the Parent's and Merger Sub's obligations under the Merger Agreement is that the Company and Parent enter into this Agreement. The Company desires to receive financial and management consulting services from Parent and its Parent Personnel (as defined below), and to obtain the benefit and experience of Parent in business and financial management generally and its knowledge of the Company and the Company's industry in general. Parent and its Parent Personnel are willing to provide the services described herein for the compensation set forth herein. All defined terms not otherwise defined herein shall have the same meanings given to them in the Merger Agreement.

                                    AGREEMENT

         The parties agree as follows:

         1. ENGAGEMENT. The Company hereby engages Parent as a financial and management consultant, and Parent hereby agrees to provide financial and management consulting services to the Company, directly through its Parent Personnel, on the terms and conditions set forth herein.

         2. SERVICES. Parent hereby agrees during the term of this engagement to consult with the Company Board, the boards of directors of the Company's subsidiaries and the management of the Company and its affiliates in such manner and on such business and financial matters as may be reasonably requested from time to time by the Company Board, including, but not limited to:
(1) implementation of the Recovery Plan, as specified in Section 5.5 of the Merger Agreement; (2) corporate strategy; (3) budgeting of future corporate investments; (4) acquisition and divestiture decisions; (5) operational matters, including staffing, project management, location of Company operations, and other matters affecting the operations of the Company; and (6) debt and equity financings.

         3. PERSONNEL; APPOINTMENT AND REPLACEMENT OF PARENT PERSONNEL. Parent shall provide and devote to the performance of services under this Agreement such employees and agents of Parent as Parent shall deem appropriate (collectively, "Parent Personnel"). Parent Personnel shall include those persons listed in APPENDIX A hereto, as shall be amended from time to time. Parent may replace its Parent Personnel at any time, for any reason and from time to time, with or without cause, in its sole discretion, after providing written notice to the Company of the new person who will replace such Parent Personnel. The time dedicated by Parent Personnel in providing the services hereunder shall be determined in the sole discretion of Parent. The Company shall provide Parent Personnel with appropriate space, facilities access and office furniture and equipment at the Company's principal headquarters in Atlanta, Georgia and any other facility of the Company or its subsidiaries as such personnel shall reasonably request, complete and unfettered access to Company books and records, personnel and information (except as shall be limited or restricted by the provisions of a non-disclosure agreement to be entered into with the Company and approved by Parent) as such personnel shall reasonably request, and the full and complete cooperation of the Company, its subsidiaries, and their respective directors, officers, employees agents and representatives in any other manner, to enable such personnel to render services hereunder. The Company shall use its best efforts to assist Parent and Parent Personnel in obtaining the necessary visas and other permits required in order to allow them to perform the services hereunder.

         4.       MANAGEMENT FEES; EXPENSES.

                  4.1. In consideration for services rendered by Parent and Parent Personnel under this Agreement, the Parent shall be entitled to receive a monthly fee in U.S. Dollars of $400,000 for the remainder of June, 2002, and commencing July, 2002, and continuing each calendar month thereafter that this Agreement is in effect, an amount equal to six percent (6%) of the Company's consolidated monthly revenues. If this Agreement terminates other than on the last day of a calendar month, the management fee for such month shall be pro-rated based upon the number of days in such month that this Agreement was in effect. While this Agreement is in effect, $40,000 of the monthly fee which is earned during any month will be paid by the fifteenth day of the succeeding month. Any remaining fees due and payable hereunder to Parent (including amounts payable under Section 4.4) shall be paid by the later of (i) the end of the calendar month succeeding the month in which this Agreement terminated or (ii) the date upon which the Company's and its subsidiaries' obligations to Wachovia Bank, National Association, are paid in full. (For such purposes, a termination under Section 5.6 shall be deemed a termination under Section 5.2.) In addition, the Company shall promptly reimburse Parent for reasonable travel accommodation and transportation expenses and other out-of-pocket costs as may be incurred by Parent and/or Parent Personnel, in connection with services rendered under this Agreement.

                  4.2. Other than any expenses that are to be reimbursed by the Company and the fees payable under Sections 4.1 above, Parent shall be responsible for compensating the Parent Personnel in all respects.

                  4.3. All fees and expenses payable by Company to Parent under this Agreement shall be paid by wire transfer of immediately available funds. If the Company fails to timely pay fees or expenses due under this Agreement, Parent shall be entitled to charge interest to the Company at a rate of 1.5% per month for any period in which such payment has not been made on a timely basis.

                  4.4. If this Agreement terminates under Section 5.6, Parent shall be entitled to receive the lesser of all fees that it otherwise would have received under this Agreement had this Agreement terminated under Sections 5.2 or 5.3, it being understood, however, Parent shall not be obligated to provide any management services following termination under Section 5.6. Such fees shall be deemed to be liquidated damages and not in the nature of a penalty.

         5. TERM. This Agreement will continue from the date hereof until the earliest of the following dates:

                  5.1.     The Effective Time of the Merger.

                  5.2. Ninety (90) days following the date on which the Company notifies the Parent in writing of the termination of this Agreement; provided, however, no such notice shall be effective unless it is given after June 30, 2002.

                  5.3.     Six (6) months from the date of this Agreement.

                  5.4. The date on which the Company terminates this Agreement for cause by providing at least ten (10) days' advance written notice to Parent, during which time Parent has not cured the cause for termination. For purposes hereof, "cause" shall be defined as (i) the filing of a petition in bankruptcy by Parent in any jurisdiction, (ii) the date on which Parent becomes insolvent or makes an assignment for the benefit of creditors, and (iii) the date on which Parent Personnel and the Parent Personnel cease rendering services to the Company for a continuous period of at least thirty (30) days without first providing advance written notice to the Company of the reasons for not providing the required services and then being given a reasonable opportunity to commence to continue providing such services; provided, however, that in the event this Agreement is terminated pursuant to clause (iii) of this Section 5.4, this Agreement shall be deemed terminated as of the date Parent ceased providing services hereunder and no fees shall be deemed earned under this Agreement following such date.

                  5.5 Ten (10) days following the date upon which Parent notifies the Company of a breach of any obligation of the Company hereunder that the Company fails to cure within such ten (10) day period.

                  5.6 The date on which the Merger Agreement terminates as a result of the Company obtaining a Superior Proposal (as defined in the Merger Agreement).

         6.       MISCELLANEOUS.

                  6.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

                  6.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement may not be assigned to any third party by any party hereto, without the prior written consent of the other party.

                  6.3 AMENDMENTS AND WAIVERS. Any term hereof may be amended or waived only with the written consent of the Company and Parent.

                  6.4 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by telegram or fax, or 96 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth on the signature page or on Exhibit A hereto, or as subsequently modified by written notice.

                  6.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

                  6.6 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of law.

                  6.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  6.8 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  6.9 LIABILITY AND INDEMNIFICATION. Neither Parent nor its Parent Personnel nor any of their affiliates, officers, employees or agents shall be liable to the Company or its subsidiaries or affiliates for any loss, liability, damages or expense arising out of or in connection with the performance of services under this Agreement, unless such loss, liability, damages or expense shall be proven to result directly from the gross negligence or willful misconduct of Parent or its Parent Personnel. The Company agrees to indemnify and hold harmless Parent, the Parent Personnel, and Parent's officers, directors, affiliates, employees, agents and representatives from and against any and all loss, liability, suits, claims, costs, damages and expenses (including attorney's fees) arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing.

                  6.10. INDEPENDENT CONTRACTOR. Parent and its Parent Personnel shall perform services hereunder as independent contractors, retaining control over and responsibility for its own operations and personnel. Neither Parent nor its Parent Personnel, directors, officers or employees shall be considered employees or agents of the Company as a result of this Agreement, nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.

                  6.11. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

                            [Signature Page Follows]

         The parties hereto have executed this Management Consulting Agreement as of the date first written above.

COMPANY:                                   PARENT:

O2WIRELESS SOLUTIONS, INC.                 BARAN GROUP, LTD.



By:   /s/ Andrew D. Roscoe                 By:   /s/ Meir Dor
   ---------------------------------          ---------------------------------

Name:   Andrew D. Roscoe                   Name:   Meir Dor
     -------------------------------            -------------------------------

Title:  President, Chairman & CEO          Title:  Chairman & CEO
       -----------------------------             ------------------------------